EXHIBIT 10.1

RESIGNATION AGREEMENT AND COMPLETE GENERAL RELEASE

This Resignation Agreement and Complete General Release (the “Agreement”) is entered into effective this 16th day of February, 2009 by and between David C. Milne (“Mr. Milne”) and The Steak n Shake Company (“SNS”).

1.
Resignation.  In consideration for the representations, promises, and warranties made herein, Mr. Milne resigns his employment and his position as an officer of SNS and as a director or officer of any of its affiliates of subsidiaries effective February 17, 2009 (the “Resignation Date”).  Notwithstanding the foregoing, for the seven days following the Resignation Date Mr. Milne shall work on normal business hours to transition his work to his successor(s) and for thirty (30) days thereafter Mr. Milne shall cooperate with SNS and make himself available at reasonable times and locations to provide information regarding any matters pending in his department, issues that arise in the course of transitioning his work to others.  SNS shall reimburse Mr. Milne for any out of pocket costs incurred in such work and coordinate any meetings or other contact around any other work obligations Mr. Milne has in the future.

2.
Consideration and Settlement Amount.  In consideration of the mutual promises and representations made herein by the parties, SNS will provide Mr. Milne with certain pay and benefits as set forth below:

A.
Salary.  SNS shall pay to Mr. Milne an amount equal to twelve months of his current salary ($215,000 annually) less applicable withholdings and deductions authorized by law or Mr. Milne (the “Settlement Amount”).  The Settlement Amount shall be paid in equal installments on SNS’s normal and customary pay days, beginning after any revocation period contained herein has lapsed.  The Settlement Amount shall be reduced by the net amount of any cash compensation Mr. Milne is paid by a subsequent employer.  Mr. Milne agrees to notify the Company’s General Counsel within five (5) days of the date he obtains subsequent employment and inform him/her of the amount of compensation he is receiving from such employer.

B.
Bonus.  Mr. Milne shall be paid a lump sum payment equal to any bonus to which he would have been entitled under the Incentive Bonus Plan or any other cash or other bonus plan, had all requirements for earning a bonus been satisfied, multiplied by a fraction, the denominator of which will be the number of days in any such computation period and the numerator of which shall be the number of days during the computation period Mr. Milne was employed by the Company.  Should the calculation of the bonus not be ascertainable at the Resignation date then the payment required hereunder shall be made within 20 days of the date the computation herein is first able to be made by Company.

C.
Insurance Continuation.  For up to twelve (12) months following the Resignation Date Mr. Milne shall be entitled to continue participation in any Company-provided group medical insurance plan in which he was enrolled on the Resignation Date.  If SNS is prevented by law or contract from retaining Mr. Milne as a participant in any insurance plan, SNS shall pay to Mr. Milne the amount of SNS’s contribution for such coverage so that Mr. Milne may continue his coverage under COBRA or acquire similar coverage in the market at the same financial obligation as he would have if he had remained a employed.  SNS’s obligations under this sub-paragraph shall end on the date that Mr. Milne is eligible to participate in any group health plan offered by a subsequent employer.

D.
Automobile.  Mr. Milne may retain his company-owned automobile and operate it in compliance with SNS’s automobile policy for up to 60 days hereafter on the same terms and conditions as he currently uses it.

E.
Outplacement Services.  Within the first twelve (12) months following the Resignation Date SNS shall, upon request, either pay for directly or reimburse Mr. Milne for up to $15,000 for outplacement services provided on his behalf.

Mr. Milne agrees and understands that the Settlement Amount and other consideration provided pursuant to this Agreement constitute money and consideration to which he is not otherwise entitled, and he agrees that a portion of the Settlement Amount is specifically allocable to the waiver of any claims under the Age Discrimination in Employment Act and/or the Older Workers Benefits Protection Act.  Mr. Milne acknowledges that, except for the payments and other benefits contemplated by this Agreement (and any equity incentive awards fully vested as of the Resignation Date) the Company has paid him all compensation to which he is entitled in connection with his employment with SNS.

3.
Confidentiality and Non-Disparagement.  Mr. Milne’s service at SNS provided him with knowledge of certain financial, business, marketing and other information that constitutes confidential information of a proprietary nature to Steak n Shake and “Material Non Public Information” as that term is defined under the Federal Securities laws (collectively the “Confidential Information”).  Mr. Milne agrees that he will take all steps necessary to safeguard the Confidential Information and that he will not, directly or indirectly use, disclose or disseminate to any other person, entity, business or corporation or otherwise share any Confidential Information.  Mr. Milne also agrees that he will not communicate (verbally or non-verbally) anything that a reasonable person would perceive as having the effect of diminishing or injuring the goodwill and/or reputation of SNS, its officers, directors or associates.

No officer or other person authorized to act on behalf of the Company with regard to such action will make any statements that would be reasonably likely to injure Mr. Milne’s goodwill or reputation.  If Mr. Milne becomes aware of such a statement being made he shall notify the Company’s General Counsel, who shall investigate and use his best efforts to cure any statement made in violation of this provision within five (5) business days of the receipt of such notice.

4.
Raiding of Employees.  Mr. Milne agrees that for a period of one (1) year after the date of this Agreement he will not directly or indirectly, on his own behalf or on behalf of any other person or entity: (1) hire, solicit, recruit, or otherwise attempt to hire or enter into any employment, consulting or contractual relationship with any individual employed by SNS, (2) share the names, addresses, telephone numbers, e-mail addresses or other means of contacting any SNS employee with any other person or entity, or (3) share information regarding the salaries, benefits or other renumeration paid by SNS to any of its employees with any other person or entity.

5.
Return of SNS’s Property.  Except as set forth in Section 2.D. above Mr. Milne will return to SNS all of its property in his possession by 5 p.m. on February 24, 2009.  Notwithstanding the foregoing, Mr. Milne may retain his Blackberry telephone device and laptop computer for 60 days following the Resignation Date.

6.
Breach of this Agreement.  If Mr. Milne breaches any term or condition of this Agreement, all of which are material terms, Mr. Milne agrees to repay to SNS the entire Settlement Amount and Outplacement Services payment, and to indemnify and reimburse SNS for any other costs, expenses and attorneys fees reasonably incurred in defending against any such lawsuit, or in enforcing the terms of this Agreement.

7.
Waiver of Claims.  Mr. Milne, in consideration of the mutual promises and benefits contained herein, knowingly and voluntarily waives, releases, discharges and holds SNS and its directors, officers, agents, insurers and employees harmless (on behalf of himself and his family, heirs, executors, successors and assigns) from any and all complaints, causes of action and any other claims, costs, damages, expenses, liabilities, taxes, judgments, compensation, attorneys’ fees, or any other relief or costs arising out of Mr. Milne’s employment, resignation from employment, or any other relationship with SNS, whether these claims are known or unknown.  Mr. Milne specifically waives any right he may have to pursue and/or recover monetary, pecuniary, punitive, or any other personal benefits of any kind pursuant to any lawsuit, claim, charge or other cause of action of any kind that Mr. Milne files or that is filed on Mr. Milne’s behalf, except as otherwise provided by applicable law or regulation.  Mr. Milne agrees to waive any and all rights or claims to pursue and/or recover monetary, pecuniary, punitive or any other personal benefits of any kind he may have against SNS arising out of the Indiana Civil Rights Act, (or its equivalent), The Equal Pay Act, any Payment of Wages Act, The Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq, the 1866 Civil Rights Act, The Civil Rights Act of 1991, The Federal Rehabilitation Act of 1973, the Employee Retirement Income Security Act, The Age Discrimination in Employment Act, 29 U.S.C. §621 et seq, the Older Workers Benefits Protection Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Indiana Worker’s Compensation Act (or its equivalent), and any other applicable federal, state and/or local civil rights law, regulation or statute, and any common law claims and/or tort claims.  In addition to the foregoing, Mr. Milne specifically waives any rights that he has under the letter in which SNS offered him employment, dated on our about February 2, 2004, a “Change in Control Benefits Agreement” dated on or about November 7, 2007 and any amendments thereto, as well as any other contracts or agreements into which Mr. Milne entered with SNS during or prior to his employment with SNS.  In addition to the foregoing, Mr. Milne acknowledges that SNS has not (a) discriminated against him, (b) breached any contract with him, (c) committed any civil wrong against him, or (d) otherwise acted unlawfully toward him.  Notwithstanding the foregoing, Mr. Milne and SNS agree that Mr. Milne shall be entitled to elect continuation of his group health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act.  Further, SNS agrees that it will not contest any claim for unemployment compensation benefits Mr. Milne makes after the last payment of the Severance Amount is made.

SNS hereby waives releases, discharges and holds Mr. Milne and his heirs, executors and assigns harmless from any and all complaints, causes of action and any other claims, costs, damages, expenses, liabilities, taxes, judgments, compensation, attorneys’ fees, or any other relief or costs arising out of Mr. Milne’s employment, resignation from employment or any other relationship with SNS, whether these claims are known or unknown.

8.	Right to Revoke, Right to Review, and Right to Seek Legal Advice. Mr. Milne is hereby advised that:

A.	He has up to 21 days to review and consider this Agreement, and the Agreement may not be withdrawn during his period of review;
B.	After he executes this Agreement he has seven (7) days to revoke his execution thereof, in which case this Agreement shall be null and void;
C.	He has the right to seek legal counsel to review this Agreement and his decision to do so shall not result in the withdrawal of this Agreement by SNS.

To revoke this Agreement after signing it, Mr. Milne must send written notice of revocation to the Company’s General Counsel at the Company’s corporate office.  For revocation to be effective, it must be received by the General Counsel no later than the close of business on the seventh day after Mr. Milne signs this Agreement.  If Mr. Milne revokes this Agreement, it shall not be effective or enforceable, Mr. Milne will not receive any of the benefits or the payments described herein and Mr. Milne shall return any payments made hereunder.

9.
Modification and Waiver.  This Agreement may only be modified by a written document signed by both parties hereto.  The failure to enforce this Agreement or the waiver of any breach of this Agreement shall not constitute the waiver of any future breach or any other rights contained herein.

10.
Successors and Assigns.  This Agreement shall be binding upon Mr. Milne and SNS, and upon their heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Mr. Milne and SNS, and to their heirs, administrators, representatives, executors, successors and assigns.

11.
Venue, Jurisdiction and Governing Law.  Mr. Milne and SNS agree that any suit or claim arising out of this Agreement, seeking to remedy a breach of this Agreement, or otherwise arising out of Mr. Milne’s employment with SNS shall only be brought in the Federal District Court for the Southern District of Indiana, Indianapolis Division or the Indiana state courts located in Marion County, Indiana.  This Agreement shall be construed only under the laws of the State of Indiana, notwithstanding any conflict of laws provisions or decision.  In the event that a court finds that a provision of this Agreement is not enforceable, the court shall strike the offending provision and the remainder of this Agreement shall be fully enforceable.

12.
Complete Agreement.  Mr. Milne agrees that this written Agreement is the complete and entire agreement between himself and SNS and that it completely supersedes any and all other agreements between the parties.  Notwithstanding the foregoing or anything else contained herein the Indemnity Agreement into which Mr. Milne entered with SNS on or around October 7, 2007 shall remain in full force and effect.

THIS AGREEMENT IS ENTERED INTO AS OF THE DATE ABOVE WRITTEN AND THE PARTIES AGREE TO BE BOUND TO ITS TERMS BY SIGNING BELOW:

David C. Milne:	The Steak n Shake Company:
________________________	By: _______________________
Dated: _______________________	Printed: _______________________
Dated: _______________________